UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-187094	20-585-6795

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(ZipCode)

Registrant's telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

$1,050,000 Purchase Agreement

On June 11, 2015, xG Technology, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a group of accredited investors (the “Purchasers”) pursuant to which the Company sold to the Purchasers an aggregate of $1,166,666 in principal amount of 8% Original Issue Discount Convertible Notes due December 11, 2015 (the “Notes,” and each, a “Note”) for an aggregate purchase price of $1,050,000. The Notes and the shares of common stock of the Company issuable upon conversion of the Notes are collectively referred to herein as the “Securities.” The Company received net proceeds of $907,500 from the sale of the Notes after deducting placement agent fees and other expenses.

Pursuant to the Purchase Agreement, for so long as the Notes are outstanding, the Purchasers have a right to participate in any issuance of the Company’s common stock, common stock equivalents or a combination of units thereof in an underwritten public offering (a “Subsequent Financing”), in an aggregate amount of the Subsequent Financing equal to at least $500,000, on the same terms, conditions and price provided for in the Subsequent Financing.

In addition, the Purchase Agreement contains customary representations, warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties.

Aegis Capital Corp. acted as placement agent for the offering and received a fee of $52,500, representing 5% of gross proceeds.

8% Original Issue Discount Convertible Notes

The Notes will mature on December 11, 2015 (the “Maturity Date”), less any amounts converted or redeemed prior to the Maturity Date. If the Notes are not repaid by the Company by the Maturity Date, the Maturity Date shall be automatically extended for an additional three-month period until March 11, 2016 (such period, the “Extension Period”), which extension shall not be considered an event of default. The Notes bear interest at a rate of 8% per annum, subject to increase to the lesser of 24% per annum or the maximum rate permitted under applicable law upon the occurrence of certain events of default. The Notes are convertible at any time, in whole or in part, at the option of the holders into shares of common stock at a conversion price of $0.50 per share, which is subject to adjustment for stock dividends, stock splits, combinations or similar events. However, during the Extension Period, the conversion price shall be the lesser of (i) $0.50, subject to adjustment for stock dividends, stock splits, combinations or similar events, and (ii) 85% of the lowest closing price of the common stock in the twenty (20) trading days prior to the date of conversion.

The Company may prepay in cash any portion of the principal amount of the Note and any accrued and unpaid interest. If such prepayment is made within sixty (60) days after the issuance date of the Notes, the Company shall pay an amount in cash equal to 125% of the sum of the then outstanding principal amount of the Note and interest; thereafter, if such prepayment is made, the Company shall pay an amount in cash equal to 135% of the sum of the then outstanding principal amount of the Note and interest. Within one (1) business day after the closing of any underwritten public offering of at least $7,000,000 of securities of the Company pursuant to a registration statement on Form S-1 or Form S-3 (the “Public Offering”), the Company shall prepay in cash an amount equal to (i) 125% of the sum of the then outstanding principal amount of the Note and interest if the closing of the Public Offering occurs within sixty (60) days after the issuance date of the Notes or (ii) 135% of the sum of the then outstanding principal amount of the Note and interest if the closing of the Public Offering occurs after sixty (60) days following the issuance date of the Notes.

The foregoing description of the Purchase Agreement and the Notes is qualified in its entirety by reference to the full text of such documents, copies of which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K (this “Report”), and which are incorporated herein in their entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 1.01 of this Report, which disclosure is incorporated herein by reference.

The Securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder (“Regulation D”). The Company made this determination based on the representations of each Purchaser which included, in pertinent part, that the Purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from each Purchaser that (i) the Purchaser is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the Securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Securities and (iv) the Purchaser is able to bear the economic risk of an investment in the Securities and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for the Securities issued in reliance upon Regulation D.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 4.1	Form of 8% Original Issue Discount Convertible Note
Exhibit 10.1	Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2015		xG TECHNOLOGY, INC.

	By:	/s/ Roger Branton
Name: Roger Branton
Title: Chief Financial Officer